EXHIBIT 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	3780 Kilroy Airport Way, Suite 200
Van Nuys, CA 91406	Long Beach, CA 90806
(818) 908-9868	(562) 256-7050
Contact: Kyle Wescoat, Chief Financial Officer	Contact: Brian Yarbrough, Director

For Immediate Release:

Petition to Confirm $2.9 million Final Arbitration Award in Favor of Cherokee filed by Cherokee, Inc.; Petition to Vacate Award of Arbitrators filed by Mossimo, Inc.

VAN NUYS, CA. (February 7, 2003) — CHEROKEE INC. (NASDAQ:CHKE) announced today that it filed a Petition to Confirm Final Arbitration Award and Enter Judgment with respect to the Final Award in favor of Cherokee, Inc. issued on January 17, 2003 against Mossimo, Inc. (NASDAQ:MOSS). The final arbitration award held that Cherokee shall recover from Mossimo all finder’s fees withheld under the finder’s agreement, interest at the legal rate on all monies previously withheld, and Cherokee’s full attorney’s costs. It also reaffirmed the validity of the original finder’s agreement between Cherokee Inc. and Mossimo Inc. Presently, interest on the Final Arbitration award accrues at the statutory rate of over $5,000 per week. Mossimo, Inc. filed a Petition to Vacate Award of Arbitrators. Cherokee, Inc. continues to believe Mossimo’s position is without merit, but there can be no assurance that the Final Arbitration Award will be entered as judgment by the court.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the affect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations and the effect of a breach or termination by the Company of the management agreement with the Company’s CEO. A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal year 2002, and in its periodic reports on Forms 10-Q and 8-K (if any). Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong. The Company disclaims any intent of obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

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